Ex 99.1

TodCarrieMeg143*

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FIRST QUARTER 2025

QUAKERTOWN, PA (April 22, 2025) QNB Corp. (the “Company” or “QNB”) (OTCQX: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2025 of $2,578,000, or $0.69 per share on a diluted basis. This compares to net income of $2,594,000, or $0.71 per share on a diluted basis, for the same period in 2024.

For the first quarter of 2025, the annualized rate of return on average assets and average shareholders’ equity was 0.54% and 6.24%, respectively, compared with 0.59% and 6.53%, respectively, for the first quarter 2024.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended March 31, 2025, in comparison with the same period in 2024, due primarily to improvement in the interest margin causing a $2,229,000 increase in net interest income and an increase in non-interest income of $99,000; this was partly offset by an increase in the provision for credit losses on loans and unfunded commitments of $644,000 and an increase in non-interest expense of $483,000. The change in contribution from QNB Corp. for the quarter ended March 31, 2025, compared with the same period in 2024, is primarily due to a decrease in net interest income of $937,000, related to the subordinated debt issuance in 2024.

The following table presents disaggregated net income (loss):

	Three months ended,
	3/31/2025	3/31/2024	Variance
QNB Bank	$3,292,000	$2,331,000	$961,000
QNB Corp	(714,000)	263,000	(977,000)
Consolidated net income	$2,578,000	$2,594,000	$(16,000)

Total assets as of March 31, 2025 were $1,896,189,000 compared with $1,870,894,000 at December 31, 2024. Total cash and cash equivalents increased $30,844,000, or 60.8%, to $81,557,000, primarily due to increases in customer deposits. Loans receivable decreased $3,886,000, or 0.3%, to $1,212,162,000. Total deposits increased $36,014,000, or 2.2%, to $1,664,555,000. Short-term borrowing declined $10,545,000, or 19.6%.

“The Bank continued to navigate evolving fiscal policy decisions, unprecedented economic uncertainty, and market impacts, which resulted in relatively flat deposit and loan growth for the quarter,” said David W. Freeman, President and Chief Executive Officer. Freeman continued, “We are pleased with the growth in net interest income at an all-time high in the first quarter, driven by an increase in average interest rates received on our loan portfolio, combined with a decrease in average interest rates paid on deposit balances. Furthermore, we believed it prudent to modestly increase our loan loss reserves in the first quarter and will continue to closely watch asset quality as the economic environment develops while looking for responsible growth opportunities for the success of our company.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2025 totaled $22,198,000, an increase of $2,629,000, from the same period in 2024. Net interest margin was 2.51% for the first quarter of 2025 and 2.39% for the same period in 2024.

The yield on earning assets was 4.81% for the first quarter of 2025, compared with 4.57% in the first quarter of 2024; an increase of 24 basis points. The cost of interest-bearing liabilities was 2.76% for the quarter ended March 31, 2025, compared with 2.66% for the same period in 2024, an increase of 10 basis points.

Proceeds from the growth in average deposits and the issuance of both long-term and subordinated debt over the past year were invested in loans, higher-yielding securities and used to pay down short-term borrowings. Loan growth was primarily in commercial real estate, which comprised 45.5% of average earning assets in the three months of 2025 compared with 44.7% for the same period in 2024, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 37 basis-point increase in the yield on loans. The increase in the available-for-sale investments portfolio was primarily in corporate debt securities. The 23-basis point increase in rate on investments was primarily due to the 129-basis point increase in the yield on corporate debt securities. The average rate paid on interest-bearing deposits decreased 12 basis points; this was more than offset by the issuance of subordinated debt which was the primary contributor to the increase in the cost of funds of ten basis points.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded $551,000 in the provision for credit losses on loans in the first quarter of 2025 compared to a $93,000 reversal in the provision in the first quarter of 2024. QNB's allowance for credit losses on loans of $9,298,000 represents 0.77% of loans receivable at March 31, 2025, compared to $8,744,000, or 0.72% of loans receivable at December 31, 2024. The five basis point increase in the allowance for credit losses on loans was primarily due to an increase in reserves for collateral dependent loans and deterioration in the economic outlook. Net loan recoveries were $3,000 for the quarter ended March 31, 2025, compared with charge-offs of $21,000 for the same period in 2024. Annualized net loan recoveries for the quarter ended March 31, 2025 were 0.00% and annualized net loan charge-offs were 0.01% for the quarter ended March 31, 2024, of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $8,407,000, or 0.69% of loans receivable at March 31, 2025, compared with $1,975,000, or 0.16% of loans receivable at December 31, 2024. The increase was primarily due to one commercial customer relationship. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Commercial loans classified as substandard or doubtful loans totaled $34,448,000 at March 31, 2025, compared with $34,301,000 at December 31, 2024; these were comprised primarily of commercial real estate loans.

Non-Interest Income

Total non-interest income was $1,584,000 for the first quarter of 2025 compared with $1,836,000 for the same period in 2024. There were no realized and unrealized gain/loss on securities for the quarter ended March 31, 2025 compared to a net gain of $347,000 in the same period in 2024. Excluding the net realized and unrealized gains on securities, non-interest income increased $95,000, or 6.4%.

Fees for service to customers increased $27,000 for the quarter ended March 31, 2025, as overdraft fees increased $12,000 and other deposit-related fees increased $15,000. ATM and debit card increased $20,000 due to volume. Retail brokerage and advisory income increased $48,000 to $141,000 for the same period. Other non-interest income decreased $3,000 for the same period due to a decline in merchant fee income of $24,000, partly offset by an increase in letter of credit fees of $11,000 and title company income of $8,000.

Non-Interest Expense

Total non-interest expense was $9,369,000 for the first quarter of 2025 compared with $8,833,000 for the same period in 2024. Salaries and benefits expense increased $58,000, or 1.2%, to $5,032,000 when comparing the two quarters. Salary expense and related payroll taxes increased $199,000, or 4.8%, to $4,344,000 during the first quarter of 2025 compared to the same period in 2024, primarily due to pay increases. Benefits expense decreased $141,000, or 17.0%, when comparing the two periods primarily due to a reduction in medical costs.

Net occupancy and furniture and equipment expense increased $221,000, or 14.6%, to $1,736,000 for the first quarter of 2025 primarily due to software maintenance costs and depreciation. Other non-interest expense increased $257,000, or 11.0%, when comparing first quarter of 2025 with the same period in 2024 due to an increase in bank shares tax of $167,000, due to timing of tax credits and increased capital, an increase in write-offs relating to fraud on customer accounts of $77,000, and an increase in director fees of $79,000, as fees were bought in line with peer groups. These increases were partly offset by decreases in marketing expense of $77,000, due to timing of events and promotions.

Income Taxes

Provision for income taxes decreased $39,000 to $624,000 in the first quarter of 2025 due to decreased pre-tax income, compared with the same period in 2024. The effective tax rate for the quarter ended March 31, 2025 was 19.5% compared with 20.4% for the same period in 2024.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Lehigh and Montgomery Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	3/31/25	12/31/24	9/30/24	6/30/24	3/31/24
Assets	$1,896,189	$1,870,894	$1,841,563	$1,761,487	$1,716,081
Cash and cash equivalents	81,557	50,713	104,232	76,909	50,963
Investment securities
Debt securities, AFS	547,138	546,559	510,036	460,418	481,596
Equity securities	—	—	2,760	7,233	6,217
Loans held-for-sale	248	664	294	786	—
Loans receivable	1,212,162	1,216,048	1,171,361	1,162,310	1,122,616
Allowance for credit losses on loans	(9,298)	(8,744)	(8,987)	(8,858)	(8,738)
Net loans	1,202,864	1,207,304	1,162,374	1,153,452	1,113,878
Deposits	1,664,555	1,628,541	1,626,284	1,572,839	1,536,188
Demand, non-interest bearing	203,666	183,499	190,240	190,333	188,260
Interest-bearing demand, money market and savings	1,083,011	1,063,584	1,055,409	1,003,813	990,451
Time	377,878	381,458	380,635	378,693	357,477
Short-term borrowings	43,299	53,844	22,918	49,066	55,088
Long-term debt	30,000	30,000	30,000	30,000	20,000
Subordinated debt	39,118	39,068	39,030	—	—
Shareholders' equity	108,223	103,349	105,340	96,885	93,686

Asset Quality Data (Period End)
Non-accrual loans	$8,651	$1,975	$1,696	$2,078	$2,001
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	8,651	1,975	1,696	2,078	2,001
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$8,651	$1,975	$1,696	$2,078	$2,001

Allowance for credit losses on loans	$9,298	$8,744	$8,987	$8,858	$8,738

Non-performing loans / Loans excluding held-for-sale	0.71%	0.16%	0.14%	0.18%	0.18%
Non-performing assets / Assets	0.46%	0.11%	0.09%	0.12%	0.12%
Allowance for credit losses on loans / Loans excluding held-for-sale	0.77%	0.72%	0.77%	0.76%	0.78%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/25	12/31/24	9/30/24	6/30/24	3/31/24
Interest income	$22,198	$22,209	$21,945	$20,345	$19,569
Interest expense	10,661	11,234	10,818	9,753	9,401
Net interest income	11,537	10,975	11,127	10,592	10,168
(Reversal in provision) provision for credit losses	550	(255)	159	114	(86)
Net interest income after provision for credit losses	10,987	11,230	10,968	10,478	10,254
Non-interest income:
Fees for services to customers	447	454	469	427	420
ATM and debit card	656	708	691	705	636
Retail brokerage and advisory income	141	118	139	126	93
Net realized gain (loss) on investment securities	-	1,414	224	(1,096)	377
Unrealized (loss) gain on equity securities	-	(1,344)	143	1,016	(30)
Net (loss) gain on sale of loans	18	(3)	19	(2)	15
Other	322	298	282	289	325
Total non-interest income	1,584	1,645	1,967	1,465	1,836
Non-interest expense:
Salaries and employee benefits	5,032	5,079	4,650	5,038	4,974
Net occupancy and furniture and equipment	1,736	1,653	1,531	1,481	1,515
Other	2,601	2,349	2,455	2,415	2,344
Total non-interest expense	9,369	9,081	8,636	8,934	8,833
Income before income taxes	3,202	3,794	4,299	3,009	3,257
Provision for income taxes	624	743	961	544	663
Net income	$2,578	$3,051	$3,338	$2,465	$2,594

Share and Per Share Data:
Net income - basic	$0.70	$0.83	$0.91	$0.67	$0.71
Net income - diluted	$0.69	$0.83	$0.91	$0.67	$0.71
Book value	$29.17	$27.96	$28.57	$26.34	$25.57
Cash dividends	$0.38	$0.37	$0.37	$0.37	$0.37
Average common shares outstanding -basic	3,699,854	3,688,078	3,679,799	3,665,695	3,655,176
Average common shares outstanding -diluted	3,713,141	3,695,518	3,682,773	3,665,695	3,655,176
Selected Ratios:
Return on average assets	0.54%	0.64%	0.72%	0.55%	0.59%
Return on average shareholders' equity	6.24%	7.36%	8.13%	6.14%	6.53%
Net interest margin (tax equivalent)	2.51%	2.38%	2.48%	2.46%	2.39%
Efficiency ratio (tax equivalent)	70.65%	71.16%	65.27%	73.26%	72.73%
Average shareholders' equity to total average assets	8.67%	8.63%	8.80%	8.97%	8.98%
Net loan charge-offs (recoveries)	$(3)	$1	$25	$12	$21
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.00%	0.01%	0.00%	0.01%
Balance Sheet (Average)
Assets	$1,932,938	$1,908,914	$1,856,034	$1,798,040	$1,778,585
Investment securities (AFS & Equities)	626,557	614,329	552,323	569,135	578,615
Loans receivable	1,210,303	1,193,949	1,158,731	1,139,874	1,108,836
Deposits	1,633,196	1,635,629	1,600,925	1,542,661	1,497,692
Shareholders' equity	167,491	164,823	163,274	161,340	159,739

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	March 31, 2025			March 31, 2024
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$20,155	4.38%	$217	$6,782	5.33%	$90
U.S. Government agencies	75,960	1.18	224	84,951	1.17	248
State and municipal	105,256	2.86	754	108,173	3.42	924
Mortgage-backed and CMOs	363,641	2.43	2,208	365,983	2.59	2,373
Corporate debt securities and mutual funds	61,545	6.88	1,058	6,707	5.59	94
Equities	-	-	-	6,019	3.71	56
Total investment securities	626,557	2.85	4,461	578,615	2.62	3,785
Loans:
Commercial real estate	857,600	5.71	12,069	775,135	5.34	10,300
Residential real estate	114,271	4.33	1,238	108,922	3.92	1,066
Home equity loans	67,973	6.41	1,074	62,269	6.81	1,055
Commercial and industrial	148,680	7.41	2,717	140,293	7.50	2,615
Consumer loans	3,446	7.68	65	3,644	8.10	73
Tax-exempt loans	18,795	4.15	192	18,641	3.82	177
Total loans, net of unearned income*	1,210,765	5.81	17,355	1,108,904	5.54	15,286
Other earning assets	47,641	4.44	522	46,645	5.51	639
Total earning assets	1,884,963	4.81	22,338	1,734,164	4.57	19,710
Cash and due from banks	13,226			12,769
Allowance for credit losses on loans	(8,739)			(8,946)
Other assets	43,488			40,598
Total assets	$1,932,938			$1,778,585

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$380,293	1.01%	944	$321,904	0.80%	643
Municipals	149,579	3.95	1,456	131,887	4.81	1,577
Money market	256,265	2.88	1,818	227,872	3.56	2,015
Savings	279,657	1.30	893	298,353	1.28	949
Time < $100	178,500	3.79	1,670	157,712	3.76	1,473
Time $100 through $250	154,125	4.25	1,613	127,613	4.34	1,377
Time > $250	48,785	4.31	518	49,756	4.22	522
Total interest-bearing deposits	1,447,204	2.50	8,912	1,315,097	2.62	8,556
Short-term borrowings	47,529	3.89	456	87,441	2.88	625
Long-term debt	30,111	4.73	356	20,000	4.36	220
Subordinated debt	39,092	9.59	937	—	—	—
Total borrowings	116,732	6.08	1,749	107,441	3.16	845
Total interest-bearing liabilities	1,563,936	2.76	10,661	1,422,538	2.66	9,401
Non-interest-bearing deposits	185,992			182,595
Other liabilities	15,519			13,713
Shareholders' equity	167,491			159,739
Total liabilities and
shareholders' equity	$1,932,938			$1,778,585
Net interest rate spread		2.05%			1.91%
Margin/net interest income		2.51%	$11,677		2.39%	$10,309
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale